Exhibit 4.255

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
 INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 145059 dated October 04, 2016

For Rendering

Mobile Radio Telephone Communication Services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 04, 2021

This license is granted by decision of
the licensing body — Order dated June 20, 2016 No. 304-рчс

Appendix being an integral part of this license is executed on
3 sheets

Deputy Head	Signature O.A. Ivanov
Stamp

L.S.

Appendix to the license No. 145059**

License Requirements

1.            Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124               INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.            The licensee shall commence provision of telecommunications services under this license on or before October 04, 2016.

3.            The licensee shall provide mobile radio telephone communication services (networks of the standard GSM-1800), including with the use of radio electronic equipment of LTE standard on the basis of the resolution of the State Radio Frequency Commission dated December 11, 2013 No. 13-22-02, under this license only within the territory of the Volgograd Region.

4.            Under this license the licensee shall provide a subscriber* with:

a) access to the licensee’s telecommunications network;

b) connections through the licensee’s mobile radio telephone communication network for reception (transmission) of voice and non-voice information, while ensuring the continuity of telecommunications services, regardless of the subscriber’s location, including in movement;

c) connections with subscribers and/or users of the public landline telephone communication networks;

d) the possibility to use mobile radio telephone communication services via the network of the standard GSM-1800 while being outside the territory specified in the license;

d) access to telematic communications services and data communication services, except for data communication services for voice transmission;

f) access to the information inquiry support system;

1

g) the possibility of free calls around the clock to emergency response services and transmission of short text messages by dialing a single number for calling emergency response services, as well as possibility of free calls around the clock to emergency response services by dialing the numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

h) transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.         The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.         When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s mobile radio telephone communication network to the public telecommunications network, connection to the licensee’s mobile radio telephone communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s mobile radio telephone communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.         This license has been granted based on the results of consideration of the application for extension of the license No. 129743 dated October 04, 2011, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.         When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.         The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.          The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.          The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

In addition to the services provided for by this license, other services technologically closely related to mobile radio telephone communication services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 129743 dated October 04, 2011.

Total numbered, bound and sealed

4 (Four) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

(Signature) I. Yu. Zavidnaya
Stamp
July 01, 2016